Exhibit 99.1

Itron Announces Fourth Quarter and Full Year 2020 Financial Results and 2021 Guidance

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--February 24, 2021--Itron, Inc. (NASDAQ:ITRI), which is innovating the way utilities and cities manage energy and water, announced today financial results for its fourth quarter and full year ended Dec. 31, 2020. Highlights for the quarter and full year include:

  Quarterly and full year revenue of $525 million and $2.2 billion;
  Quarterly and full year gross margin of 28.3% and 27.7%;
  Quarterly and full year GAAP net income of $22 million and net loss of $(58) million;
  Quarterly GAAP diluted earnings per share of $0.53 and full year loss per share of $(1.44);
  Quarterly and full year non-GAAP diluted earnings per share of $0.65 and $1.85;
  Quarterly and full year adjusted EBITDA of $56 million and $178 million; and
  Backlog of $3.3 billion and 12-month backlog of $1.2 billion.

"I'm proud of our team's commitment during a challenging year with the COVID-19 pandemic," said Tom Deitrich, Itron's president and chief executive officer. "We have prioritized the health and safety of our employees, customers and the communities we serve, while continuing to execute on our strategy."

"We are optimistic as we enter 2021 with a record backlog; over 74 million endpoints under management; and over 2.7 million Distributed Intelligent Riva® meters deployed."

Summary of Fourth Quarter Consolidated Financial Results

(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total revenue of $525 million decreased 16%, or 18% excluding the impact of changes in foreign currency exchange rates, compared with the fourth quarter of 2019.

By segment, Outcomes revenue increased 14%, driven by higher software license revenue. Networked Solutions revenue decreased 25% and Device Solutions revenue decreased 10%.

Gross Margin

Consolidated gross margin of 28.3% increased 10 basis points compared with the fourth quarter of 2019, driven primarily by higher-margin software license revenue, partially offset by increased inventory reserves.

Operating Income, Net Income and Earnings per Share (EPS)

GAAP operating income increased to $33 million from $29 million in 2019. The increase was due to lower GAAP operating expenses.

Non-GAAP operating income decreased to $44 million from $46 million in 2019. The decrease was due to lower gross profit, partially offset by lower non-GAAP operating expenses, including lower variable compensation.

GAAP net income attributable to Itron, Inc. for the quarter was $22 million, or $0.53 per diluted share, compared with net income of $15 million, or $0.36 per diluted share, in 2019. The higher GAAP net income and EPS was primarily due to higher GAAP operating income.

Non-GAAP net income was $26 million, or $0.65 per diluted share, compared with $29 million, or $0.72 per diluted share in 2019. The decrease was due to lower non-GAAP operating income and a higher non-GAAP effective tax rate due to the mix of taxable income by jurisdiction and fewer discrete tax benefits.

Cash Flow

In the fourth quarter, cash provided by operating activities was $39 million compared with $45 million in 2019. Free cash flow of $29 million increased slightly year over year with a reduction in capital expenditures offsetting the lower operating cash flow.

Other Measures

Bookings were $973 million in the fourth quarter. This is a book to bill ratio of 1.9 to 1 for the quarter. Total backlog was $3.3 billion and 12-month backlog was $1.2 billion at the end of the quarter.

Financial Guidance

Itron’s guidance for the full year 2021 is as follows:

  Revenue between $2.23 and $2.33 billion
  Non-GAAP diluted EPS between $2.15 and $2.55

Guidance assumes an average euro to U.S. dollar foreign currency exchange rate of $1.20 in 2021, diluted weighted average shares outstanding of approximately 41 million for the year, non-GAAP interest expense of $36 million and a non-GAAP effective tax rate for the year of approximately 30%.

A reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring and acquisition and integration related expenses and their related tax effects without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP results for the guidance period.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 10 a.m. EST on Feb. 24, 2021. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through March 1, 2021. To access the telephone replay, dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and enter passcode 3823454.

About Itron

Itron® enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Cautionary Note Regarding Forward Looking Statements

This release contains, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical factors nor assurances of future performance. These statements are based on our expectations about, among others, revenues, operations, financial performance, earnings, liquidity, earnings per share, cash flows and restructuring activities including headcount reductions and other cost savings initiatives. This document reflects our current strategy, plans and expectations and is based on information currently available as of the date of this release. When we use words such as "expect", "intend", "anticipate", "believe", "plan", "goal", "seek", "project", "estimate", "future", "strategy", "objective", "may", "likely", "should", "will", "will continue", and similar expressions, including related to future periods, they are intended to identify forward-looking statements. Forward-looking statements rely on a number of assumptions and estimates. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Therefore, you should not rely on any of these forward-looking statements. Some of the factors that we believe could affect our results include our ability to execute on our restructuring plan, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks, uncertainties caused by adverse economic conditions, including, without limitation those resulting from extraordinary events or circumstances such as the COVID-19 pandemic and other factors that are more fully described in Part I, Item 1A: Risk Factors included in our Annual Report on Form 10-K for the year ended Dec. 31, 2019 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

The impact caused by the ongoing COVID-19 pandemic includes uncertainty as to the duration, spread, severity, and any resurgence of the COVID-19 pandemic including other factors contributing to infection rates, such as reinfection or mutation of the virus, the effectiveness or widespread availability and application of any vaccine, the duration and scope of related government orders and restrictions, impact on overall demand, impact on our customers’ businesses and workforce levels, disruptions of our business and operations, including the impact on our employees, limitations on, or closures of, our facilities, or the business and operations of our customers or suppliers. Our estimates and statements regarding the impact of COVID-19 are made in good faith to provide insight to our current and future operating and financial environment and any of these may materially change due to factors outside our control. For more information on risks associated with the COVID-19 pandemic, please see Itron’s updated risk in Part II, Item 1A: Risk Factors of our latest 10-Q filing with the SEC.

Non-GAAP Financial Information

To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, adjusted EBITDA margin, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenues
Product revenues	$451,393	$556,601	$1,889,173	$2,220,395
Service revenues	73,764	71,782	284,177	282,075
Total revenues	525,157	628,383	2,173,350	2,502,470
Cost of revenues
Product cost of revenues	336,344	410,797	1,408,615	1,587,710
Services cost of revenues	39,980	40,148	162,568	162,441
Total cost of revenues	376,324	450,945	1,571,183	1,750,151

Gross profit	148,833	177,438	602,167	752,319

Operating expenses
Sales, general and administrative	61,902	82,232	276,920	346,872
Research and development	45,102	51,649	194,101	202,200
Amortization of intangible assets	11,223	16,101	44,711	64,286
Restructuring	(4,518)	(1,407)	37,013	6,278
Loss on sale of business	2,522	—	59,817	—
Total operating expenses	116,231	148,575	612,562	619,636

Operating income (loss)	32,602	28,863	(10,395)	132,683
Other income (expense)
Interest income	833	470	2,998	1,849
Interest expense	(10,230)	(12,554)	(44,001)	(52,453)
Other income (expense), net	(1,827)	(2,584)	(5,241)	(9,047)
Total other income (expense)	(11,224)	(14,668)	(46,244)	(59,651)

Income (loss) before income taxes	21,378	14,195	(56,639)	73,032
Income tax benefit (provision)	128	75	(238)	(20,617)
Net income (loss)	21,506	14,270	(56,877)	52,415
Net income (loss) attributable to noncontrolling interests	(14)	(350)	1,078	3,409
Net income (loss) attributable to Itron, Inc.	$21,520	$14,620	$(57,955)	$49,006

Net income (loss) per common share - Basic	$0.53	$0.37	$(1.44)	$1.24
Net income (loss) per common share - Diluted	$0.53	$0.36	$(1.44)	$1.23

Weighted average common shares outstanding - Basic	40,412	39,699	40,253	39,556
Weighted average common shares outstanding - Diluted	40,762	40,267	40,253	39,980

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Product Revenues
Device Solutions	$183,360	$203,326	$684,517	$847,580
Networked Solutions	250,233	344,123	1,148,698	1,322,382
Outcomes	17,800	9,152	55,958	50,433
Total Company	$451,393	$556,601	$1,889,173	$2,220,395

Service Revenues
Device Solutions	$3,063	$2,728	$9,478	$11,301
Networked Solutions	27,185	24,567	100,704	94,872
Outcomes	43,516	44,487	173,995	175,902
Total Company	$73,764	$71,782	$284,177	$282,075

Total revenues
Device Solutions	$186,423	$206,054	$693,995	$858,881
Networked Solutions	277,418	368,690	1,249,402	1,417,254
Outcomes	61,316	53,639	229,953	226,335
Total Company	$525,157	$628,383	$2,173,350	$2,502,470

Gross profit
Device Solutions	$22,016	$30,111	$86,859	$152,562
Networked Solutions	100,538	130,032	432,906	518,749
Outcomes	26,279	17,295	82,402	81,008
Total Company	$148,833	$177,438	$602,167	$752,319

Operating income (loss)
Device Solutions	$12,674	$16,036	$40,769	$97,753
Networked Solutions	70,633	98,331	308,099	397,325
Outcomes	18,151	8,183	47,619	43,803
Corporate unallocated	(68,856)	(93,687)	(406,882)	(406,198)
Total Company	$32,602	$28,863	$(10,395)	$132,683

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	December 31, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$206,933	$149,904
Accounts receivable, net	369,828	472,925
Inventories	182,377	227,896
Other current assets	171,124	146,526
Total current assets	930,262	997,251

Property, plant, and equipment, net	207,816	233,228
Deferred tax assets, net	76,142	63,899
Other long-term assets	51,656	44,686
Operating lease right-of-use assets, net	76,276	79,773
Intangible assets, net	132,955	185,097
Goodwill	1,131,916	1,103,907
Total assets	$2,607,023	$2,707,841

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$215,639	$328,128
Other current liabilities	72,591	63,785
Wages and benefits payable	86,249	119,220
Taxes payable	15,804	22,193
Current portion of debt	18,359	—
Current portion of warranty	28,329	38,509
Unearned revenue	112,928	99,556
Total current liabilities	549,899	671,391

Long-term debt, net	902,577	932,482
Long-term warranty	13,061	14,732
Pension benefit obligation	119,457	98,712
Deferred tax liabilities, net	1,921	1,809
Operating lease liabilities	66,823	68,919
Other long-term obligations	113,012	118,981
Total liabilities	1,766,750	1,907,026

Equity
Common stock	1,389,419	1,357,600
Accumulated other comprehensive loss, net	(138,526)	(204,672)
Accumulated deficit	(434,345)	(376,390)
Total Itron, Inc. shareholders' equity	816,548	776,538
Noncontrolling interests	23,725	24,277
Total equity	840,273	800,815
Total liabilities and equity	$2,607,023	$2,707,841

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)	Year Ended December 31,
	2020	2019
Operating activities
Net income (loss)	$(56,877)	$52,415
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of intangible assets	97,290	114,400
Non-cash operating lease expense	18,178	18,958
Stock-based compensation	25,053	26,960
Amortization of prepaid debt fees	4,130	5,631
Deferred taxes, net	(12,939)	(192)
Loss on sale of business	59,817	—
Restructuring, non-cash	5,888	(1,785)
Other adjustments, net	10,392	(4,295)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	108,256	(39,467)
Inventories	35,403	(9,389)
Other current assets	(11,832)	(31,128)
Other long-term assets	(11,391)	7,053
Accounts payable, other current liabilities, and taxes payable	(111,724)	9,177
Wages and benefits payable	(34,664)	30,835
Unearned revenue	8,212	8,905
Warranty	(13,538)	(6,637)
Other operating, net	(10,140)	(8,601)
Net cash provided by operating activities	109,514	172,840

Investing activities
Net proceeds related to the sale of business	1,133	—
Acquisitions of property, plant, and equipment	(46,208)	(60,749)
Other investing, net	4,039	12,569
Net cash used in investing activities	(41,036)	(48,180)

Financing activities
Proceeds from borrowings	400,000	50,000
Payments on debt	(414,063)	(137,657)
Issuance of common stock	8,886	24,390
Repurchase of common stock	—	(25,000)
Prepaid debt fees	(1,571)	(1,560)
Other financing, net	(4,828)	(7,692)
Net cash used in financing activities	(11,576)	(97,519)

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	127	435
Increase in cash, cash equivalents, and restricted cash	57,029	27,576
Cash, cash equivalents, and restricted cash at beginning of period	149,904	122,328
Cash, cash equivalents, and restricted cash at end of period	$206,933	$149,904

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, free cash flow, and constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For more information on these non-GAAP financial measures, please see the table captioned "Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures".

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges, such as acquisition and integration related expenses, loss on sale of business, or restructuring charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income – We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, loss on sale of business, corporate transition cost, and acquisition and integration. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, loss on sale of business, corporate transition cost, and acquisition and integration. Acquisition and integration related expenses include costs, which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods, expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, restructuring, loss on sale of business, corporate transition cost, acquisition and integration, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible assets, restructuring, loss on sale of business, corporate transition cost, acquisition and integration related expense, and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income (loss).

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency – We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from the entity's functional currency into U.S. dollars for financial reporting purposes. We also use the term "constant currency", which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period's results restated using current period foreign currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$116,231	$148,575	$612,562	$619,636
Amortization of intangible assets	(11,223)	(16,101)	(44,711)	(64,286)
Restructuring	4,518	1,407	(37,013)	(6,278)
Loss on sale of business	(2,522)	—	(59,817)	—
Corporate transition cost	—	(907)	33	(2,520)
Acquisition and integration related expense	(1,764)	(2,005)	(1,026)	(26,598)
Non-GAAP operating expenses	$105,240	$130,969	$470,028	$519,954

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$32,602	$28,863	$(10,395)	$132,683
Amortization of intangible assets	11,223	16,101	44,711	64,286
Restructuring	(4,518)	(1,407)	37,013	6,278
Loss on sale of business	2,522	—	59,817	—
Corporate transition cost	—	907	(33)	2,520
Acquisition and integration related expense	1,764	2,005	1,026	26,598
Non-GAAP operating income	$43,593	$46,469	$132,139	$232,365

NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss) attributable to Itron, Inc.	$21,520	$14,620	$(57,955)	$49,006
Amortization of intangible assets	11,223	16,101	44,711	64,286
Amortization of debt placement fees	1,056	1,900	3,954	5,455
Restructuring	(4,518)	(1,407)	37,013	6,278
Loss on sale of business	2,522	—	59,817	—
Corporate transition cost	—	907	(33)	2,520
Acquisition and integration related expense	1,764	2,005	1,026	26,598
Income tax effect of non-GAAP adjustments	(7,243)	(5,217)	(13,280)	(21,348)
Non-GAAP net income attributable to Itron, Inc.	$26,324	$28,909	$75,253	$132,795

Non-GAAP diluted EPS	$0.65	$0.72	$1.85	$3.32

Weighted average common shares outstanding - Diluted	40,762	40,267	40,571	39,980

ADJUSTED EBITDA
GAAP net income (loss) attributable to Itron, Inc.	$21,520	$14,620	$(57,955)	$49,006
Interest income	(833)	(470)	(2,998)	(1,849)
Interest expense	10,230	12,554	44,001	52,453
Income tax (benefit) provision	(128)	(75)	238	20,617
Depreciation and amortization	24,984	28,709	97,290	114,400
Restructuring	(4,518)	(1,407)	37,013	6,278
Loss on sale of business	2,522	—	59,817	—
Corporate transition cost	—	907	(33)	2,520
Acquisition and integration related expense	1,764	2,005	1,026	26,598
Adjusted EBITDA	$55,541	$56,843	$178,399	$270,023

FREE CASH FLOW
Net cash provided by operating activities	$38,943	$44,740	$109,514	$172,840
Acquisitions of property, plant, and equipment	(9,911)	(16,179)	(46,208)	(60,749)
Free Cash Flow	$29,032	$28,561	$63,306	$112,091

Contacts

Itron, Inc.
Kenneth P. Gianella
Vice President, Investor Relations
(669) 770-4643

Rebecca Hussey
Manager, Investor Relations
(509) 891-3574